Exhibit 5.1

Goodwin Procter LLP 525 Market Street San Francisco, CA 94105 goodwinlaw.com +1 415 733 6000

August 29, 2025

BridgeBio Oncology Therapeutics, Inc.

256 E. Grand Avenue, Suite 104

South San Francisco, CA 94080

Re:  Securities Registered under Registration Statement on Form S-1

Reference is made to the Business Combination Agreement, dated February 28, 2025, as amended on June 17, 2025 (the “Business Combination Agreement”), by and among TheRas, Inc. (“TheRas”), Helix Acquisition Corp. II, and Helix II Merger Sub, Inc. Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Business Combination Agreement.

We have acted as counsel to BridgeBio Oncology Therapeutics, Inc., a Delaware corporation, (the “Company”) in connection with its filing of a Registration Statement on Form S-1 on the date hereof (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by the Company of the offering and resale from time to time by the selling securityholders listed in the Registration Statement under “Selling Securityholders” of up to 63,054,549 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), which consist of (i) 24,343,711 shares of Common Stock (the “PIPE Shares”) issued pursuant to subscription agreements entered into on February 28, 2025; (ii) 4,648,186 shares of Common Stock (the “Domestication Shares”) issued in the Domestication upon the reclassification of 4,648,186 Parent Class A Shares in the Domestication; (iii) 32,155,445 shares of Common Stock (the “Merger Shares”) issued to former stockholders of TheRas upon consummation of the Merger pursuant to the Business Combination Agreement and (iv) 1,907,207 shares of Common Stock (the “Option Shares”) to be issued upon the exercise of options (the “Options”) delivered to former option holders of TheRas upon consummation of the Merger pursuant to the Business Combination Agreement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on a certificate of an officer of the Company.

For the purpose of rendering our opinions set forth below, we have assumed that: (a) before effecting the Domestication, Parent’s board of directors and shareholders approved among other things the Business Combination Agreement and all of the transactions contemplated thereunder, including the Domestication, the automatic conversion at the Domestication Effective Time of

BridgeBio Oncology Therapeutics, Inc.

August 29, 2025

the then issued and outstanding Parent Class A Shares into the Domestication Shares and the issuance of the Domestication Shares upon such automatic conversion, the PubCo COI and the PubCo Bylaws, in each case in compliance with the applicable laws of the Cayman Islands and in accordance with Parent’s organizational documents; and (b) all other necessary action was taken under the applicable laws of the Cayman Islands to authorize and permit the Domestication, and any and all consents, approvals and authorizations from applicable Cayman Islands governmental and regulatory authorities required to authorize and permit the Domestication were obtained.

The opinions set forth below are limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that:

1.  The PIPE Shares, the Domestication Shares and the Merger Shares have been duly authorized and validly issued and are fully paid and nonassessable.

2.  Assuming the Option Shares were issued today upon the exercise of the Options in accordance with the terms of the Options, they would be duly authorized, validly issued, fully paid and nonassessable.

This opinion letter and the opinions it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP